As filed with the Securities and Exchange Commission on November 13, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

General Electric Company
(Exact Name of Registrant as Specified in Its Charter)

New York
(State or Other Jurisdiction of Incorporation or Organization)

14-0689340
(I.R.S. Employer Identification No.)

3135 Easton Turnpike
Fairfield, Connecticut 06828
(Address of Principal Executive Offices)

First Restatement of the General Electric
International Employee Stock Purchase Plan
(Full Title of the Plan)

Michael R. McAlevey
Vice President, Chief Corporate, Securities and Finance Counsel
General Electric Company
3135 Easton Turnpike
Fairfield, Connecticut 06828
(Name and Address of Agent For Service)

(203) 373-2967
(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer (Do not check if smaller reporting company) ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.06 par value per share (1)	12,000,000	$15.16	$181,920,000	$10,151.14

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock in respect of the securities identified in the above table as a result of any stock dividend, stock split, recapitalization or other similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and (c) of the Securities Act. The maximum offering price per share is based on the average of the high and low prices of the Common Stock of General Electric Company as reported on the New York Stock Exchange on November 6, 2009.

(3)
The Amount of Registration Fee was calculated pursuant to Section 6(b) of the Securities Act, which states that the adjusted fee for fiscal 2009 shall be “$55.80 per $1 million” of the maximum aggregate price at which such securities are proposed to be offered.  The registration fee is therefore calculated by multiplying the Proposed maximum Aggregate Offering Price by 0.0000558.

INTRODUCTION

This Registration Statement on Form S-8 is filed by General Electric Company, a New York corporation (the “Company” or the “Registrant” or “we”), relating to 12,000,000 shares of the Company’s common stock, par value $0.06 per share (the “Common Stock”), to be offered and sold under the International Employee Stock Purchase Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

*
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents, previously filed by the Company with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement:

(1)	The Annual Report on Form 10-K for the fiscal year ended December 31, 2008 that we filed with the SEC on February 18, 2009;

(2)
The Quarterly Reports on Form 10-Q for the fiscal periods ended March 31, 2009, June 30, 2009 and September 30, 2009 that we filed with the SEC on May 1, 2009, August 3, 2009 and November 2, 2009 (and November 6, 2009), respectively;

(3)
The Current Reports on Form 8-K that we filed with the SEC on January 28, 2009, February 11, 2009, February 27, 2009, March 12, 2009, March 23, 2009, June 12, 2009, August 4, 2009 and October 16, 2009 (provided that any portions of such reports that are deemed furnished and not filed pursuant to instruction to Form 8-K shall not be incorporated by reference into the registration statement); and

(4)	The description of our common stock contained in our Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act including any amendment or report updating such description.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made part hereof from their respective dates of filing (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents listed above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior  to the filing with the SEC of the Company’s Annual Report on Form 10-K covering such year shall cease to be Incorporated Documents or be incorporated by reference in this Registration Statement from and after the filing of such Annual Report.

Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Registrant’s Exchange Act file number with the SEC is 001-00035.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Certain legal matters with respect to the validity of the Common Stock registered hereby have been passed upon for the Company by Craig T. Beazer, Corporate and Securities Counsel of the Company. Craig T. Beazer is employed by the Company,  and owns or has rights to acquire an aggregate of less than 0.01% of the Company’s Common Stock.

Item 6.	Indemnification of Directors and Officers

Section 721 of the New York Business Corporation Law – hereinafter referred to as the “NYBCL” – provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or bylaws or by a duly authorized resolution of its shareowners or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

(1)

Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be available under Section 722(c) of the NYBCL in respect of (1) a threatened or pending action which is settled or otherwise disposed of, or (2) any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.

Section 724 of the NYBCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Section 722 and Section 723 of the NYBCL. Section 725 of the NYBCL contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

Section 726 of the NYBCL authorizes a corporation to purchase and maintain insurance to indemnify (1) a corporation for any obligation that it incurs as a result of the indemnification of directors and officers under the provisions of Article 7 of the NYBCL, (2) directors and officers in instances in which they may be indemnified by a corporation under the provisions of Article 7 of the NYBCL, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such section, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

Section 6 of the Company’s Restated Certificate of Incorporation, as amended, provides in part as follows:

A person who is or was a director of the corporation shall have no personal liability to the corporation or its shareholders for damages for any breach of duty in such capacity except that the foregoing shall not eliminate or limit liability where such liability is imposed under the Business Corporation Law of the State of New York.

Article XI of the Company’s By-laws, as amended, provides, in part, as follows:

A.
The Company shall, to the fullest extent permitted by applicable law as the same exists or may hereafter be in effect, indemnify any person who is or was or has agreed to become a director or officer of the Company and who is or was made or threatened to be made a party to or involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company to procure a judgment in its favor and an action by or in the right of any other corporation, of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which such person is serving, has served or has agreed to serve in any capacity at the request of the Company, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Company, or is or was serving or has agreed to serve such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid or to be paid in settlement, taxes or penalties, and costs, charges and expenses, including attorney’s fees, incurred in connection with such action or proceeding or any appeal therein; provided, however, that no indemnification shall be provided to any such person if a judgment or other final adjudication adverse to the director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. The benefits of this Paragraph a shall extend to the heirs and legal representatives of any person entitled to indemnification under this paragraph.

B.
The Company may, to the extent authorized from time to time by the board of Directors, or by a committee comprised of members of the Board or members of management as the Board may designate for such purpose, provide indemnification to employees or agents of the Company who are not officers or directors of the Company with such scope and effect as determined by the Board, or such committee.

C.
The Company may indemnify any person to whom the Company is permitted by applicable law to provide indemnification or the advancement of expenses, whether pursuant to rights granted pursuant to, or provided by, the New York Business Corporation Law or other rights created by (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, it being expressly intended that these By-laws authorize the creation of other rights in any such manner. The right to be indemnified and to the reimbursement or advancement of expenses incurred in defending a proceeding in advance of its final disposition authorized by this Paragraph C shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-laws, agreement, vote of shareholders or disinterested directors or otherwise.

D.
The right to indemnification conferred by Paragraph A shall, and any indemnification extended under Paragraph B or Paragraph C may, be retroactive to events occurring prior to the adoption of this Article XI, to the fullest extent permitted by applicable law.

E.	This Article XI may be amended, modified or repealed either by action of the Board of Directors of the Company or by the vote of the shareholders.

The Registrant has purchased certain liability insurance for its officers and directors as permitted by Section 727 of the NYBCL.

Item 7.	Exemption from Registration Claimed

Not applicable.

(2)

Item 8. Exhibits

Exhibit No.	Description

4.1	First Restatement of the General Electric International Employee Stock Purchase Plan*

4.2
The Certificate of Incorporation, as amended, of General Electric Company (Incorporated by reference to Exhibit 3(a) of General Electric’s Current Report on Form 8-K dated October 20, 2008 (Commission file number 001-00035))

4.3
The By-Laws, as amended, of General Electric Company (Incorporated by reference to Exhibit 3(ii) of General Electric’s Current Report on Form 8-K dated February 11, 2009 (Commission file number 001-00035))

5	Opinion of counsel*

23.1	Consent of Independent Registered Public Accounting Firm*

23.2	Consent of counsel (included in Exhibit 5)

24	Power of Attorney of certain Officers and Directors of the Registrant*

*	Filed herewith

(3)

Item 9.	Undertakings

1. The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs 1 (a)(i) and 1 (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide offering thereof; and

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant and the Plan will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(4)

SIGNATURES

The Company. Pursuant to the requirements of the Securities Act of 1933, as amended, General Electric Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Fairfield, State of Connecticut, on this 13 th  day of November, 2009.

GENERAL ELECTRIC COMPANY

By:	/s/ Michael R. McAlevey
Michael R. McAlevey
Vice President, Chief Corporate, Securities and Finance Counsel

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date

*Jeffrey R. Immelt	Chairman of the Board of Directors (Principal Executive Officer)	November 10, 2009

*Keith S. Sherin	Vice Chairman and Chief Financial Officer (Principal Financial Officer)	November 10, 2009

*Jamie S. Miller	Vice President and Controller (Principal Accounting Officer)	November 6, 2009

*W. Geoffrey Beattie	Director	November 6, 2009

* James I. Cash, Jr.	Director	November 6, 2009

* William M. Castell	Director	November 6, 2009

* Ann M. Fudge	Director	November 6, 2009

*Susan Hockfield	Director	November 6, 2009

*Andrea Jung	Director	November 6, 2009

*Alan G. Lafley	Director	November 6, 2009

*Robert W. Lane	Director	November 6, 2009

*Ralph S. Larsen	Director	November 6, 2009

*Rochelle B. Lazarus	Director	November 6, 2009

*James J. Mulva	Director	November 6, 2009

*Sam Nunn	Director	November 13, 2009

*Roger S. Penske	Director	November 6, 2009

*Robert J. Swieringa	Director	November 6, 2009

*Douglas A. Warner III	Director	November 6, 2009

A Majority of the Board of Directors.

* By:	/s/ Michael R. McAlevey
Michael R. McAlevey
Attorney-in-Fact

(5)

EXHIBIT INDEX

Exhibit No.	Description

4.1	First Restatement of the General Electric International Employee Stock Purchase Plan*

4.2
The Certificate of Incorporation, as amended, of General Electric Company (Incorporated by reference to Exhibit 3(a) of General Electric’s Current Report on Form 8-K dated October 20, 2008 (Commission file number 001-00035))

4.3
The By-Laws, as amended, of General Electric Company (Incorporated by reference to Exhibit 3(ii) of General Electric’s Current Report on Form 8-K dated February 11, 2009 (Commission file number 001-00035))

5	Opinion of counsel*

23.1	Consent of Independent Registered Public Accounting Firm*

23.2	Consent of counsel (included in Exhibit 5)

24	Power of Attorney of certain Officers and Directors of the Registrant*

*	Filed herewith